EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 2, 2005 (except Notes 1, 2, 9, 11, 18 and 24, as to which the date is November 11, 2005) in the following Registration Statements and amendments and in the related Prospectuses of Sun Healthcare Group, Inc thereto:

Form S-3 No. 333-115288
Form S-8 No. 333-115851
Form S-3 No. 333-113710
Form S-3 No. 333-123335

with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc. for the year ended December 31, 2004, included in this Current Report (Form 8-K).

Ernst & Young LLP

Dallas, Texas
November 11, 2005